Exhibit 10.2

AMENDMENT NO. 2 TO THE

TOYS "R" US HOLDINGS, INC.

2005 MANAGEMENT EQUITY PLAN

This Amendment No. 2 (this "Amendment") to the Toys "R" Us Holdings, Inc. 2005 Management Equity Plan, as amended (the "Plan") shall become effective as of June 28, 2006, concurrent with its adoption by the executive committee of the board of directors of Toys "R" Us Holdings, Inc. (the "Company") on such date. Capitalized terms used but not otherwise defined in this Amendment have the meaning given to such terms in the Plan.

1. Amendment of Article Section 6.2. Section 6.2 of the Plan is hereby amended by replacing the third sentence thereof in its entirety with the following sentence:

"Unless otherwise set forth in an Award Agreement, the portion of a Participant's Options that have fully vested as of such Participant's Termination Date shall expire (i) 30 days after the Termination Date if a Participant is terminated without Cause or if a Participant resigns for any reason (including Retirement), (ii) 90 days after the Termination Date if a Participant is terminated due to Disability, (iii) 180 days after the Termination Date if a Participant is terminated due to death, and (iv) immediately upon termination if a Participant is terminated with Cause."

2. Amendment of Article Section 7.1. Section 7.1 of the Plan is hereby deleted and replaced the following:

"7.1 Restricted Stock. The Board shall have the right and power, at any time prior to the termination of this Plan, to sell to any Participant for purchase prices equal to Fair Market Value, or to grant to any Participant without consideration as an incentive for future services, Restricted Stock in such quantity, on such terms, and subject to such conditions that are consistent with this Plan and established by the Board. Restricted Stock sold or granted under this Plan shall be in the form described in this Article VII, or in such other form or forms as the Board may determine, and shall be subject to such additional terms and conditions and evidenced by Award Agreements, as shall be determined from time to time by the Board. Except as otherwise set forth in an Award Agreement, Restricted Stock shall be subject to all of the terms and conditions contained in this Plan. The consideration for any such sale shall be cash, unless otherwise determined by the Board. In the case of a sale of Restricted Stock under the Plan, a Participant may elect to purchase any or all of the Restricted Stock awarded to him or her by the Board through one or more entities (but not natural persons) that would constitute a Permitted Transferee as such term is defined in the Plan, which entity shall be bound by all of the terms of this Plan, any Award Agreement, and the Stockholders Agreement in the same manner as any other Permitted Transferee hereunder. In the case of a grant of Restricted Stock under the Plan without consideration, the grant shall be made solely to the Participant. 3. Amendment of Article Section 7.2. Section 7.2 of the Plan is hereby amended by replacing the final sentence thereof in its entirety with the following two sentences:

"In addition, in connection with any acquisition of Restricted Stock that is purchased from the Company, Participant shall make an election under Section 83(b) of the Code, in the form prescribed by the Board. A Participant may, but is not required to, make such an election in the case of Restricted Stock granted for no consideration."

4. Amendment of Article Section 7.3(a). Section 7.3(a) of the Plan is hereby deleted and replaced the following:

"All Restricted Stock shall not be Transferable (other than pursuant to Article IX or X below, or as otherwise permitted pursuant to the terms of the Stockholders Agreement) by the Participant holding such Restricted Stock until the occurrence of a Change in Control or such later time as may set forth in the applicable Award Agreement. Any attempted Transfer of Restricted Stock which is not specifically permitted under the Plan shall be null and void."

5. Amendment of Article Section 7.3(b). Section 7.3(b) of the Plan is hereby deleted and replaced the following:

"Notwithstanding the provisions of Section 7.3(a) above, Restricted Stock for which an election under Section 83(b) of the Code has been timely filed shall be Transferable by a Participant to any of the Participant's Permitted Transferees. As part of any such Transfer, the Permitted Transferee shall execute such documents as the Company may reasonably require, which such documents shall provide that the Permitted Transferee (i) remains bound by the Plan and the applicable Award Agreement in the same manner as the Participant, and (ii) is bound by all of the terms and conditions of the Stockholders Agreement."

6. Continuing Force and Effect. The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment set forth above.

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